                                                                    EXHIBIT 99.1

              QUALCOMM ANNOUNCES FIRST QUARTER FISCAL 2004 RESULTS
                        REVENUES $1.2 BILLION, EPS $0.43
             REVENUES $1.2 BILLION, EPS $0.51 EXCLUDING QSI SEGMENT

SAN DIEGO - January 21, 2004 - QUALCOMM Incorporated (NASDAQ: QCOM) today announced its first quarter fiscal 2004 results ended December 28, 2003. Revenues were $1.2 billion in the first fiscal quarter, up 37 percent sequentially and 13 percent year-over-year. First fiscal quarter net income was $352 million and earnings per share were $0.43, up 21 percent and 23 percent sequentially and up 46 percent and 43 percent year-over-year, respectively.

Revenues excluding the QUALCOMM Strategic Initiatives (QSI) segment were $1.2 billion in the first fiscal quarter, up 39 percent sequentially and 13 percent year-over-year. First fiscal quarter net income excluding the QSI segment was $419 million and earnings per share were $0.51, up 77 percent and 76 percent, respectively, compared to the prior quarter, and both up 21 percent year-over-year. Detailed reconciliations between total QUALCOMM results and results excluding QSI are included at the end of this news release. Prior period reconciliations are presented on our Investor Relations web page at www.qualcomm.com.

"Our results for the first quarter of fiscal 2004 have exceeded our expectations by every measure," said Dr. Irwin Mark Jacobs, chairman and CEO of QUALCOMM. "We now anticipate the full 2004 fiscal year to be stronger than we had earlier anticipated due to increased worldwide demand for CDMA phones and devices with increased functionality such as color screens, cameras and multimedia capabilities. We also believe that CDMA channel inventories approached near record low levels in the fourth fiscal quarter, fueling increased demand for our MSMs."

"Verizon's recent announcement of their intent to proceed with a nationwide deployment of CDMA2000 1xEV-DO will have a positive effect on broadband wireless data use not only in the United States but around the world. Clearly, demand for wireless data is no longer a phenomenon associated with any single geography. Now with high speed, low latency CDMA-based networks and competitive pricing, data capabilities are fueling the next wave of innovation of value to enterprises as well as individuals. Verizon will soon offer, throughout most of the United States, a wireless broadband

-more-

QUALCOMM Announces First Quarter Fiscal 2004 Results                Page 2 of 16

experience with rich content and multimedia capabilities that consumers have been experiencing in South Korea, Brazil and more recently in Japan. BREW will play an ever more important role in exciting consumers with a broad range of attractive applications, supporting enterprises in readily developing vertical applications and enabling developers and carriers to realize new revenue streams. Indeed, combined with 1xEV-DO, the power of BREW for supporting new applications will quickly impact many aspects of our lives and commerce."

"In this period of rapid change, QUALCOMM's close integration of technology and system software development, chipset design, application software support, and customer interaction and service provides a unique strategic advantage. QUALCOMM's technology leadership in multiband and multimode devices for worldwide roaming in combination with our history of on-time delivery positions us well for continued success in the 3G CDMA markets."

Research and development (R&D) expenses were $150 million in the first fiscal quarter, up 33 percent year-over-year, largely attributable to increased R&D investment in QUALCOMM CDMA Technologies (QCT) to continue to drive broadly segmented chipset platforms in response to market demand including WCDMA (UMTS), CDMA2000 1X and 1xEV-DO.

Selling, general and administrative (SG&A) expenses were $137 million in the first fiscal quarter, down 8 percent year-over-year, largely attributable to a decrease in SG&A expenses of the Vesper Operating Companies in Brazil, which we sold during the first fiscal quarter.

First fiscal quarter revenues grew $333 million sequentially, including a $111 million increase in QUALCOMM Technology Licensing (QTL) segment revenues and a $247 million increase in QCT segment revenues. QTL revenues were greater than anticipated due primarily to greater CDMA phone shipments by our licensees, at higher than expected average selling prices. In the first quarter fiscal 2004 our licensees reported CDMA phone sales for the fourth quarter fiscal 2003 of approximately 31 million units as compared to the Company's initial expectation of approximately 26 million units. QCT sold approximately 32 million MSM phone chips in the first quarter fiscal 2004, which was greater than our initial expectation of 27-28 million MSM phone chips. The increase in QCT R&D expenses compared to the year ago quarter and the effects of reductions in

QUALCOMM Announces First Quarter Fiscal 2004 Results                Page 3 of 16

average sales prices and changes in product mix were the primary reasons that QCT earnings decreased year-over-year.

Our fiscal 2004 effective income tax rate is estimated to be approximately 33 percent, including an effective income tax rate for QSI of 3 percent. In fiscal 2003 our effective income tax rate was approximately 36 percent. The effective tax rate in the first quarter fiscal 2004 was approximately 35 percent. The reported and QSI effective tax rates for the first quarter of fiscal 2004 differ from the expected annual effective tax rates due to the tax impact of the sale of the Vesper Operating Companies. Excluding the QSI segment, our fiscal 2004 effective tax rate is estimated to be approximately 31 percent, compared to 33 percent in fiscal 2003. The lower estimated annual effective tax rates as compared to the prior fiscal year are largely due to higher foreign earnings which are subject to a lower rate.

QUALCOMM STRATEGIC INITIATIVES

The QUALCOMM Strategic Initiatives (QSI) segment includes our strategic investments and related income and expenses. Operating losses of the Vesper Operating Companies were $7 million in the first fiscal quarter compared to $30 million in the year ago quarter. In addition, we recorded a net realized loss of $52 million on the sale of the Vesper Operating Companies to Embratel in December 2003. The remainder of the net loss before taxes in QSI was $9 million for the first fiscal quarter compared to $103 million in the year ago quarter. In addition to Vesper, the net loss in the first quarter fiscal 2004 included $16 million in equity losses, partially offset by $14 million in interest income, including $10 million in deferred interest income related to Pegaso's prepayment in full of the principal amount of all outstanding loans owed under an equipment loan facility.

BUSINESS OUTLOOK

The following statements are forward-looking and actual results may differ materially. Please see Note Regarding Forward-Looking Statements at the end of this news release for a description of certain risk factors and QUALCOMM's annual and quarterly reports on file with the Securities and Exchange Commission
(SEC) for a more complete description of risks.

SECOND QUARTER FISCAL 2004

Based on the current business outlook, we anticipate that revenues excluding the QSI segment in the second fiscal quarter will decrease approximately 6-13 percent sequentially and increase 3-11 percent year-over-year. We anticipate that earnings per share excluding the QSI segment will be

QUALCOMM Announces First Quarter Fiscal 2004 Results                Page 4 of 16

approximately $0.38-$0.41 in the second fiscal quarter, compared to $0.38 in the year ago quarter. This estimate assumes shipments of approximately 29-31 million MSM phone chips during the quarter. We anticipate that operating expenses will increase in the second fiscal quarter compared to the first fiscal quarter due to seasonal factors such as higher employee payroll taxes and public company expenses, as well as continued increases in our R&D workforce.

Based on the current business outlook, we anticipate that total QUALCOMM revenues in the second quarter will decrease approximately 9-15 percent sequentially and increase 1-8 percent year-over-year. We anticipate that total QUALCOMM earnings per share will be approximately $0.34-$0.37 in the second fiscal quarter, including an estimated $0.04 loss per share attributed to the QSI segment, compared to $0.13 per share in the year ago quarter. Due to their nature, certain income and expense items such as realized investment gains or losses, income related to the use of our FCC Auction Discount Voucher and asset impairments cannot be accurately forecast. Accordingly, the Company excludes such items from its business outlook, and actual results may vary materially from the business outlook if the Company incurs any such income or expense items.

FISCAL 2004

Based on the current business outlook, we are increasing our guidance for fiscal 2004. We now anticipate that revenues excluding the QSI segment will grow by approximately 8-12 percent year-over-year and earnings per share excluding the QSI segment to be in the range of $1.56-$1.61 for fiscal 2004, compared to $1.42 last fiscal year. We estimate the CDMA phone market to be 138-146 million units in calendar 2004, and we estimate a decrease of approximately 7 percent in average selling prices of CDMA phones for fiscal 2004, upon which royalties are calculated, compared to an average selling price that held constant in fiscal 2003.

Based on the current business outlook, we anticipate that total QUALCOMM revenues will grow by approximately 6-10 percent year-over-year and total QUALCOMM earnings per share to be in the range of $1.41-$1.46 for fiscal 2004, compared to $1.01 last fiscal year, including an estimated $0.15 loss per share attributed to the QSI segment. Due to their nature, certain income and expense items such as realized investment gains or losses, income related to the use of our FCC Auction Discount Voucher and asset impairments cannot be accurately forecast. Accordingly, the Company

QUALCOMM Announces First Quarter Fiscal 2004 Results                Page 5 of 16

excludes such items from its business outlook, and actual results may vary materially from the business outlook if the Company incurs any such income or expense items.

CASH AND MARKETABLE SECURITIES

QUALCOMM's cash, cash equivalents and marketable securities totaled approximately $5.9 billion at the end of the first quarter fiscal 2004, compared to $5.4 billion on September 28, 2003 and $3.9 billion on December 29, 2002. We paid $56 million in cash dividends in the first quarter fiscal 2004. In the first quarter fiscal 2004, net cash transfers from QSI were $113 million. Detailed reconciliations between total QUALCOMM cash flow and cash, cash equivalents and marketable securities excluding the QSI segment are included at the end of this news release.

RESULTS OF BUSINESS SEGMENTS

The following tables present segment information (in thousands):

FIRST QUARTER - FISCAL YEAR 2004

                                                                                    RECONCILING ITEMS
SEGMENTS                                              QCT        QTL        QWI            (1)
-----------------------------------------------------------------------------------------------------
REVENUES                                            751,818    353,421    132,611       (31,335)
-----------------------------------------------------------------------------------------------------
CHANGE FROM PRIOR QUARTER                                49%        46%        (7%)         N/M
-----------------------------------------------------------------------------------------------------
CHANGE FROM PRIOR YEAR                                    6%        38%        22%          N/M
-----------------------------------------------------------------------------------------------------
EARNINGS (LOSS) BEFORE TAXES                        260,661    324,673      5,480        16,041
-----------------------------------------------------------------------------------------------------
CHANGE FROM PRIOR QUARTER                               114%        53%       (49%)         N/M
-----------------------------------------------------------------------------------------------------
CHANGE FROM PRIOR YEAR                                  (10%)       42%        98%          N/M
-----------------------------------------------------------------------------------------------------
TAX RATES
---------------------------------------
NET INCOME (LOSS)
---------------------------------------
CHANGE FROM PRIOR QUARTER
---------------------------------------
CHANGE FROM PRIOR YEAR
---------------------------------------
DILUTED NET EARNINGS (LOSS) PER COMMON SHARE (2)
---------------------------------------
CHANGE FROM PRIOR QUARTER
---------------------------------------
CHANGE FROM PRIOR YEAR
-----------------------------------------------------------------------------------------------------

                                                         QUALCOMM                     TOTAL
SEGMENTS                                               EXCLUDING QSI       QSI       QUALCOMM
---------------------------------------------------------------------------------------------
REVENUES                                                 1,206,515       35,582     1,242,097
---------------------------------------------------------------------------------------------
CHANGE FROM PRIOR QUARTER                                       39%          (7%)          37%
---------------------------------------------------------------------------------------------
CHANGE FROM PRIOR YEAR                                          13%          22%           13%
---------------------------------------------------------------------------------------------
EARNINGS (LOSS) BEFORE TAXES                               606,855      (67,274)      539,581
---------------------------------------------------------------------------------------------
CHANGE FROM PRIOR QUARTER                                       72%         (61%)          74%
---------------------------------------------------------------------------------------------
CHANGE FROM PRIOR YEAR                                          16%          49%           39%
---------------------------------------------------------------------------------------------
TAX RATES                                                       31%           1%           35%
---------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                          418,729      (66,436)      352,293
---------------------------------------------------------------------------------------------
CHANGE FROM PRIOR QUARTER                                       77%         N/M            21%
---------------------------------------------------------------------------------------------
CHANGE FROM PRIOR YEAR                                          21%          36%           46%
---------------------------------------------------------------------------------------------
DILUTED NET EARNINGS (LOSS) PER COMMON SHARE (2)              0.51        (0.08)         0.43
---------------------------------------------------------------------------------------------
CHANGE FROM PRIOR QUARTER                                       76%         N/M            23%
---------------------------------------------------------------------------------------------
CHANGE FROM PRIOR YEAR                                          21%          38%           43%
---------------------------------------------------------------------------------------------

FOURTH QUARTER - FISCAL YEAR 2003

                                                                                    RECONCILING ITEMS
SEGMENTS                                              QCT        QTL        QWI            (1)
-----------------------------------------------------------------------------------------------------
REVENUES                                            504,400    242,184    143,284       (19,501)
-----------------------------------------------------------------------------------------------------
EARNINGS (LOSS) BEFORE TAXES                        121,808    212,657     10,649         7,262
-----------------------------------------------------------------------------------------------------
TAX RATES
-----------------------------------------
NET INCOME
-----------------------------------------
DILUTED NET EARNINGS PER COMMON SHARE (2)
-----------------------------------------------------------------------------------------------------

                                                  QUALCOMM                     TOTAL
SEGMENTS                                        EXCLUDING QSI      QSI        QUALCOMM
--------------------------------------------------------------------------------------
REVENUES                                           870,367         38,449      908,816
--------------------------------------------------------------------------------------
EARNINGS (LOSS) BEFORE TAXES                       352,376        (41,845)     310,531
--------------------------------------------------------------------------------------
TAX RATES                                               33%           232%           6%
--------------------------------------------------------------------------------------
NET INCOME                                         236,092         55,310      291,402
--------------------------------------------------------------------------------------
DILUTED NET EARNINGS PER COMMON SHARE (2)             0.29           0.07         0.35
--------------------------------------------------------------------------------------

FIRST QUARTER - FISCAL YEAR 2003

                                                                                    RECONCILING ITEMS
SEGMENTS                                              QCT        QTL        QWI            (1)
-----------------------------------------------------------------------------------------------------
REVENUES                                            709,681    255,423    108,981        (6,121)
-----------------------------------------------------------------------------------------------------
EARNINGS (LOSS) BEFORE TAXES                        288,282    229,409      2,761         1,848
-----------------------------------------------------------------------------------------------------
TAX RATES
------------------------------------------------
NET INCOME (LOSS)
------------------------------------------------
DILUTED NET EARNINGS (LOSS) PER COMMON SHARE (2)
-----------------------------------------------------------------------------------------------------

                                                         QUALCOMM                     TOTAL
SEGMENTS                                               EXCLUDING QSI       QSI       QUALCOMM
---------------------------------------------------------------------------------------------
REVENUES                                                1,067,964         29,205    1,097,169
---------------------------------------------------------------------------------------------
EARNINGS (LOSS) BEFORE TAXES                              522,300       (133,051)     389,249
---------------------------------------------------------------------------------------------
TAX RATES                                                      34%            22%          38%
---------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                         344,718       (103,384)     241,334
---------------------------------------------------------------------------------------------
DILUTED NET EARNINGS (LOSS) PER COMMON SHARE (2)             0.42          (0.13)        0.30
---------------------------------------------------------------------------------------------

QUALCOMM Announces First Quarter Fiscal 2004 Results                Page 6 of 16

(1) Reconciling items related to revenues consist primarily of other non-reportable segment revenues less intersegment eliminations. Reconciling items related to earnings before taxes consist primarily of corporate expenses, charges that are not allocated to the segments for management reporting purposes, unallocated net investment income, non-reportable segment results, interest expense and the elimination of intercompany profit.

(2) The sum of the earnings per share amounts may not equal total earnings per share due to rounding.

    N/M - Not Meaningful

    BUSINESS SEGMENT HIGHLIGHTS

    QUALCOMM CDMA TECHNOLOGIES (QCT)

      - Shipped a record of approximately 32 million MSM(TM) phone chips, 99 percent of which were 3G CDMA2000(R) 1X and 1xEV-DO, to customers worldwide during the first fiscal quarter, compared to approximately 20 million units in the fourth quarter of fiscal 2003 and approximately 29 million units in the year ago quarter.

      - Shipped CSM infrastructure chips for 3G CDMA2000 1X and 1xEV-DO to support a record of nearly 4.6 million equivalent voice channels, compared to approximately 2.5 million in the prior quarter and approximately 2.2 million in the year ago quarter. Equivalent voice channels are provided rather than actual chip shipments because our CSM infrastructure chips currently support from eight to 32 voice channels per chip.

      - Named "Best Financially Managed Company" by the Fabless Semiconductor Association for outstanding financial performance for the second consecutive year.

      -  Announced several new products, including:

              - RFR6122(TM) and RFT6122(TM) radioOne(TM) chips, the first CDMA2000 1X chipsets to use cost-competitive RF CMOS (Complementary Metal Oxide Semiconductor) process technology, marking QUALCOMM's second-generation of radioOne Zero Intermediate Frequency (ZIF) architecture products. Samples of the chipsets are expected to ship in the second quarter of 2004.

              -   RFR6175(TM) receive and RFT6170(TM) transmit radio frequency
                  (RF) IC chips, which are targeted to serve emerging markets supporting Band Class 5, the 450 MHz frequency band.

              - The highly integrated radioOne ZIF RFR6250(TM) device, a complete dual-band WCDMA (UMTS) and Global Positioning System
                  (GPS) receive chip. Supporting WCDMA (UMTS) at 1900 MHz and 2100 MHz, as well as simultaneous assisted GPS capabilities, the RFR6250 combines three RF chips into one, delivering one of the industry's most integrated and cost-effective RF solutions to support global

QUALCOMM Announces First Quarter Fiscal 2004 Results                Page 7 of 16

                  roaming and location-based services for WCDMA (UMTS) networks. Samples of the RFR6250 chipset are expected to ship to customers in the second quarter of 2004.

              - Receive diversity radioOne ZIF RFR6500(TM) device, which uses additional antennas and associated receive chains to enable improved signal reception, enabling higher data throughput and significant increases in network capacity for CDMA2000 1X and 1xEV-DO networks, especially in dense urban environments.

      - Announced that the MSM6200(TM) WCDMA (UMTS) chipset solution has been tested and was successfully validated by all 13 worldwide WCDMA (UMTS) infrastructure vendors. QUALCOMM's chipset solution is the first to achieve voice, circuit and packet data interoperability with all WCDMA
         (UMTS) infrastructure vendors, enabling a wide range of handset manufacturers to offer wireless devices that will seamlessly operate on any WCDMA (UMTS) network in the world.

QUALCOMM TECHNOLOGY LICENSING (QTL)

      - Reported that licensees around the world are participating in the growing 3G CDMA market:

              - Forty-three subscriber licensees reported sales of CDMA2000 1X products and nine subscriber licensees reported sales of WCDMA products through the first fiscal quarter.

              - Fifteen infrastructure licensees reported sales of CDMA2000 1X products and eight infrastructure licensees reported sales of WCDMA products through the first fiscal quarter.

              - WCDMA royalties contributed approximately 12 percent of total royalties reported by licensees in the December quarter for shipments in the September quarter.

QUALCOMM WIRELESS & INTERNET GROUP (QWI)
QUALCOMM INTERNET SERVICES (QIS)

      - Worldwide BREW(TM) application downloads continue to grow, reaching more than 72 million. Thirteen wireless operators launched BREW services in the first quarter of fiscal 2004, bringing the total number of carriers to 23.

      - Announced the third major release of our BREW client software and BREW SDK(TM) (software development kit) tool. The new BREW 3.0 client software extends a mobile handset's multimedia functionality by adding support for removable storage media and a

QUALCOMM Announces First Quarter Fiscal 2004 Results                Page 8 of 16

         serial interface that allows users to easily connect their BREW-enabled handsets to other devices, such as keyboards or personal computers. In addition to multimedia enhancements, the BREW 3.0 client software also offers group management features, which will enable operators to segment consumers, including business users and corporations, to deliver tailored wireless applications portfolios.

      - Announced together with America Online, the world's leading interactive services company, an agreement for the distribution of America Online's content and applications across QUALCOMM's BREW platform.

      - Announced together with Kyocera Wireless, a leading global manufacturer of CDMA wireless phones and manufacturer of the world's first commercial BREW-enabled phone, plans to develop new handsets to support QUALCOMM's BREWChat(TM) push-to-chat solution. The technology enables person-to-person and person-to-group communication between subscribers at the push of a button. BREWChat is planned for commercial availability in the first quarter of calendar 2004 and was designed to seamlessly upgrade to and interoperate with QChat(R).

      QUALCOMM WIRELESS BUSINESS SOLUTIONS(R) (QWBS)

      - Shipped approximately 10,900 OmniTRACS(R) units and related products in the first quarter of fiscal 2004, compared to approximately 10,100 in the fourth quarter and 10,600 in the year ago quarter. This brings the cumulative total number of OmniTRACS and related product shipments to nearly 500,000 units shipped worldwide.

     - Announced that Case New Holland (CNH), one of the world's largest construction equipment manufacturers, has exclusively endorsed QUALCOMM's GlobalTRACS(R) equipment management system for use on CNH construction equipment.

     - Announced the latest version of the FleetAdvisor(R) system, which includes support for the new Hours of Service regulations issued by the Federal Motor Carrier Safety Administration which took effect on January 4, 2004. QUALCOMM's FleetAdvisor is a transportation management system that supports automated full-function on-board computing, vehicle tracking, highly integrated back-office software and mobile wireless communications.

QUALCOMM STRATEGIC INITIATIVES (QSI)

QUALCOMM Announces First Quarter Fiscal 2004 Results                Page 9 of 16

      - Announced the closing of the sale of the Vesper Operating Companies to Embratel. QUALCOMM realized a net loss of $52 million on the transaction. As part of this transaction, QUALCOMM retained, through a new wholly owned subsidiary (TowerCo), ownership and control of Vesper's existing 622 communication towers and related interests in tower site property leases.

      - Announced that Pegaso, a wireless operating company in Mexico, prepaid in full to QUALCOMM the principal amount of all outstanding loans owed under an equipment loan facility, in addition to accrued interest. The principal amount of the prepayment was $193 million, which included a 2 percent discount as part of an early prepayment agreement. Notwithstanding the discount, QUALCOMM recognized $10 million in deferred interest income as a result of the prepayment.

CONFERENCE CALL

QUALCOMM's first quarter fiscal 2004 earnings conference call will be broadcast live on January 21, 2004 beginning at 2:30 p.m. Pacific Standard Time on the Company's web site at: www.qualcomm.com. This conference call may contain forward-looking financial information. The conference call will include a discussion of "non-GAAP financial measures" as that term is defined in Regulation G. The most directly comparable GAAP financial measures and information reconciling these non-GAAP financial measures to the Company's financial results prepared in accordance with GAAP, as well as the other material financial and statistical information to be discussed in the conference call, will be posted on the Company's Investor Relations web site at www.qualcomm.com immediately prior to commencement of the call. A taped audio replay will be available via telephone on January 21, 2004 beginning at approximately 4:30 p.m. (PST) through January 26, 2004 at 4:30 p.m. (PST). To listen to the replay, U.S. callers may dial (800) 633-8284 and international callers may dial (402) 977-9140. U.S. and international callers should use reservation number 21173309. An audio replay of the conference call will be available on the Company's web site at www.qualcomm.com for two weeks following the live call.

QUALCOMM Incorporated (www.qualcomm.com) is a leader in developing and delivering innovative digital wireless communications products and services based on the Company's CDMA digital technology. Headquartered in San Diego, Calif., QUALCOMM is included in the S&P 500

QUALCOMM Announces First Quarter Fiscal 2004 Results               Page 10 of 16

Index and is a 2003 FORTUNE 500(R) company traded on The Nasdaq Stock Market(R) under the ticker symbol QCOM.

NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES

The Company presents financial information excluding the QUALCOMM Strategic Initiatives (QSI) segment to facilitate evaluation by management, investors and analysts of its ongoing core operating businesses, including QUALCOMM CDMA Technologies (QCT), QUALCOMM Technology Licensing (QTL) and QUALCOMM Wireless & Internet (QWI). QSI results relate to strategic investments for which the Company has exit strategies of varying durations. Management believes that the information excluding QSI presents a more representative measure of the operating and liquidity performance of the Company because it excludes the effect of fluctuations in value of investments that are unrelated to the Company's operational performance.

The Company presents cash flow information excluding QSI and including marketable securities. The Company's management uses this non-GAAP presentation to analyze increases and decreases in certain of its liquid assets, comprised of cash, cash equivalents and marketable securities. Management views certain marketable securities as liquid assets available to fund operations, which result from cash management strategies designed to increase yields. However, these instruments do not meet the definition of cash equivalents in accordance with Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows" and must be excluded from the GAAP statements of cash flows. Since the GAAP statements of cash flows reconcile the Company's beginning and ending cash and cash equivalents balances, the purchases and sales of marketable securities are presented as inflows and outflows. For internal analysis of the Company's cash position, management does not view these transactions as inflows and outflows from the business, but as cash management transactions. If required, such investments could be settled relatively quickly as additional cash resources are needed. The Company believes that this non-GAAP presentation is a helpful measure of the Company's liquidity. The financial information excluding QSI should be considered in addition, not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Reconciliations between total QUALCOMM results and results excluding QSI and between total QUALCOMM cash flow and cash, cash equivalents and marketable securities excluding the QSI segment are presented herein.

QUALCOMM Announces First Quarter Fiscal 2004 Results               Page 11 of 16

NOTE REGARDING FORWARD-LOOKING STATEMENTS

In addition to the historical information contained herein, this news release contains forward-looking statements that are subject to risks and uncertainties. Actual results may differ substantially from those referred to herein due to a number of factors, including but not limited to risks associated with: the rate of development, deployment and commercial acceptance of CDMA based networks and CDMA based technology, including CDMA2000 1X and WCDMA (UMTS), both domestically and internationally; our dependence on major customers and licensees, fluctuations in the demand for CDMA based products, services or applications; foreign currency fluctuations; strategic loans, investments and transactions the Company has or may pursue; dependence on third party manufacturers and suppliers; our ability to maintain and improve operational efficiencies and profitability; developments in current and future litigation as well as other risks detailed from time-to-time in the Company's SEC reports.

                                       ###

QUALCOMM(R), QCT(R), MSM(TM), MSM6200(TM), CSM(TM), Launchpad(TM), radioOne(TM), RFR6500(TM), RFR6175(TM), RFT6170(TM), RFR6122(TM), RFT6122(TM), RFR6250(TM),
BREW(TM), BREWChat(TM), BREW SDK(TM), QChat(R), gpsOne(TM), QUALCOMM Wireless Business Solutions(R), OmniTRACS(R), GlobalTRACS(R) and FleetAdvisor(R) are trademarks and/or service marks of QUALCOMM Incorporated. All other trademarks are the property of their respective owners.

QUALCOMM Announces First Quarter Fiscal 2004 Results               Page 12 of 16

                              QUALCOMM INCORPORATED
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
            THIS SCHEDULE IS TO ASSIST THE READER IN RECONCILING FROM
                 RESULTS EXCLUDING QSI TO TOTAL QUALCOMM RESULTS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                     THREE MONTHS ENDED DECEMBER 28, 2003
                                               ---------------------------------------------
                                                                                    TOTAL
                                               EXCLUDING QSI         QSI           QUALCOMM
                                               -------------     -----------      -----------
Revenues:
  Equipment and services                        $   852,911      $    35,582      $   888,493
  Licensing and royalty fees                        353,604                -          353,604
                                                -----------      -----------      -----------
                                                  1,206,515           35,582        1,242,097
                                                -----------      -----------      -----------
Operating expenses:
  Cost of equipment and services revenues           369,730           38,801          408,531
  Research and development                          149,938                -          149,938
  Selling, general and administrative               116,510           20,379          136,889
  Amortization of acquisition-related
     intangible assets                                2,125              750            2,875
  Other                                                 (21)          33,645           33,624
                                                -----------      -----------      -----------
Total operating expenses                            638,282           93,575          731,857
                                                -----------      -----------      -----------
Operating income (loss)                             568,233          (57,993)         510,240

Interest expense                                       (324)          (8,244)          (8,568)
Investment income (expense), net                     38,946 (a)       (1,037)(d)       37,909
                                                -----------      -----------      -----------
Income (loss) before income taxes                   606,855          (67,274)(b)      539,581
Income tax (expense) benefit                       (188,126)(c)          838         (187,288)(c)
                                                -----------      -----------      -----------
Net income (loss)                               $   418,729      $   (66,436)     $   352,293
                                                ===========      ===========      ===========

Net earnings (loss) per common share:
  Diluted                                       $      0.51 (e)  $     (0.08)(e)  $      0.43 (e)
                                                ===========      ===========      ===========
Shares used in per share calculations:
  Diluted                                           827,030          827,030          827,030
                                                ===========      ===========      ===========

(a) Includes $36 million in interest income related to cash, cash equivalents and marketable securities, which are not part of the Company's strategic investment portfolio.

(b) Includes $52 million realized net loss on the sale of the Vesper Operating Companies and $7 million loss from operations of the Vesper Operating Companies from September 1, 2003 through December 2, 2003, due to the Company's practice of consolidating foreign subsidiaries one month in arrears and the closing of the sale of the Vesper Operating Companies.

(c) The fiscal year 2004 estimated effective tax rate for operations excluding QSI and total QUALCOMM are approximately 31% and approximately 33%, respectively. The first quarter fiscal 2004 effective tax rate for total QUALCOMM was approximately 35%, due to the tax impact of the sale of the Vesper Operating Companies.

(d) Includes $16 million equity in losses of investees, partially offset by $14 million in interest income.

(e) The sum of the earnings per share amounts may not equal total earnings per share due to rounding.

QUALCOMM Announces First Quarter Fiscal 2004 Results               Page 13 of 16

                              QUALCOMM INCORPORATED
    CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS AND MARKETABLE SECURITIES THIS SCHEDULE IS TO ASSIST THE READER IN RECONCILING CASH FLOWS FROM CASH
   CASH EQUIVALENTS AND MARKETABLE SECURITIES EXCLUDING QSI TO TOTAL QUALCOMM
                                   CASH FLOWS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                                     THREE MONTHS ENDED DECEMBER 28, 2003
                                                                                     ------------------------------------
                                                                                     EXCLUDING                   TOTAL
                                                                                        QSI           QSI       QUALCOMM
                                                                                     ---------    ----------   ----------
Earnings (loss) before taxes, depreciation, amortization and other adjustments (1)   $ 640,560    $   (5,098)  $  635,462
Working capital changes and taxes paid (2)                                            (183,414)        8,830     (174,584)
                                                                                     ---------    ----------   ----------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                              457,146         3,732      460,878

Capital expenditures                                                                   (63,084)         (717)     (63,801)
                                                                                     ---------    ----------   ----------
FREE CASH FLOW (NET CASH PROVIDED BY OPERATING ACTIVITIES LESS
     CAPITAL EXPENDITURES)                                                             394,062         3,015      397,077

Net additional share capital                                                            31,619             -       31,619
Dividends paid                                                                         (56,043)            -      (56,043)
Net collections of finance receivables                                                     424       193,308      193,732
Other investments                                                                      (12,569)      (31,026)     (43,595)
Other items                                                                             (1,038)      (63,817)     (64,855)
Changes in fair value and other changes to marketable securities                         8,806        (1,921)       6,885
Marketable securities pending settlement payment                                        13,985             -       13,985
Transfer from QSI (3)                                                                  207,046      (207,046)           -
Transfer to QSI (4)                                                                    (93,829)       93,829            -
                                                                                     ---------    ----------   ----------

NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND MARKETABLE SECURITIES (5)      $ 492,463    $  (13,658)  $  478,805
                                                                                     =========    ==========   ==========

(1) Reconciliation to GAAP:
        Net income (loss)                                                            $ 418,729    $  (66,436)  $  352,293
        Non-cash adjustments (a)                                                       213,047        62,778      275,825
        Net realized gains on marketable securities and other investments               (3,324)       (1,440)      (4,764)
        Plus: Taxes paid                                                                12,108             -       12,108
                                                                                     ---------    ----------   ----------
        Earnings (loss) before taxes, depreciation, amortization and other
          adjustments                                                                $ 640,560    $   (5,098)  $  635,462
                                                                                     =========    ==========   ==========
(2) Reconciliation to GAAP:
        (Decrease) Increase in cash resulting from changes in working capital        $(171,306)   $    8,830   $ (162,476)
        Minus: Taxes paid                                                              (12,108)            -      (12,108)
                                                                                     ---------    ----------   ----------
        Working capital changes and taxes paid                                       $(183,414)   $    8,830   $ (174,584)
                                                                                     =========    ==========   ==========
(3) Cash from loan payments and sale of equity securities.
(4) Funding for strategic debt and equity investments, operations of
      Vesper and other QSI operating expenses.
(5) Reconciliation to GAAP cash flow statement:
        Net decrease in cash and cash equivalents (GAAP)                             $(240,914)   $   (8,253)  $ (249,167)
          Plus: Net purchase (proceeds) of marketable securities                       710,586        (3,484)     707,102
          Plus: Net increase (decrease) in fair value and other changes to
            marketable securities                                                        8,806        (1,921)       6,885
          Plus: Net increase in marketable securities pending settlement (receipt)
            payment                                                                     13,985             -       13,985
                                                                                     ---------    ----------   ----------
        Net increase (decrease) in cash, cash equivalents and marketable securities  $ 492,463    $  (13,658)  $  478,805
                                                                                     =========    ==========   ==========

(a) See detail on the following page.

QUALCOMM Announces First Quarter Fiscal 2004 Results               Page 14 of 16

                              QUALCOMM INCORPORATED
                           SUPPLEMENTAL DETAIL TO THE
    CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS AND MARKETABLE SECURITIES
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                                     THREE MONTHS ENDED DECEMBER 28, 2003
                                                                                     ------------------------------------
                                                                                     EXCLUDING                   TOTAL
                                                                                        QSI          QSI        QUALCOMM
                                                                                     ---------    ---------    ----------
(a) Non-cash adjustments are comprised of:
     Depreciation and amortization                                                   $  39,344    $   9,211    $   48,555
     Change in fair values of derivative investments                                         -          466           466
     Other-than-temporary losses on marketable securities and other investments              -          700           700
     Loss on the sale of the Vesper Operating Companies, net of cash balance                 -       51,698        51,698
     Equity in losses of investees                                                         286       15,784        16,070
     Non-cash income tax expense (benefit)                                             176,017         (837)      175,180
     Other non-cash charges and credits                                                 (2,600)     (14,244)      (16,844)
                                                                                     ---------    ---------    ----------
Total non-cash adjustments                                                           $ 213,047    $  62,778       275,825
                                                                                     =========    =========    ==========

QUALCOMM Announces First Quarter Fiscal 2004 Results               Page 15 of 16

                              QUALCOMM INCORPORATED
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                     ASSETS

                                                        QUALCOMM
                                                       EXCLUDING
                                                          QSI            QSI (a)         QUALCOMM        QUALCOMM
                                                      DECEMBER 28,     DECEMBER 28,    DECEMBER 28,    SEPTEMBER 28,
                                                          2003             2003            2003            2003
                                                      ------------     ------------    ------------    -------------
Current assets:
  Cash and cash equivalents                           $ 1,795,698      $       229     $ 1,795,927     $ 2,045,094
  Marketable securities                                 3,226,556           44,019       3,270,575       2,516,003
  Accounts receivable, net                                655,048              111         655,159         483,793
  Inventories, net                                         85,943                -          85,943         110,351
  Deferred tax assets (a)                                 480,118                -         480,118         611,536
  Other current assets                                    158,615              190         158,805         181,987
                                                      -----------      -----------     -----------     -----------
          Total current assets                          6,401,978           44,549       6,446,527       5,948,764
Marketable securities                                     667,547          116,508         784,055         810,654
Property, plant and equipment, net                        532,097            4,793         536,890         622,265
Goodwill, net                                             349,675            1,865         351,540         346,464
Deferred tax assets (a)                                   366,624                -         366,624         406,746
Other assets                                              192,601          355,193         547,794         687,543
                                                      -----------      -----------     -----------     -----------
          Total assets                                $ 8,510,522      $   522,908     $ 9,033,430     $ 8,822,436
                                                      ===========      ===========     ===========     ===========

                                       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Trade accounts payable                              $   150,662      $     4,528     $   155,190     $   195,065
  Payroll and other benefits related liabilities          114,311              441         114,752         141,000
  Unearned revenue                                        164,923               25         164,948         174,271
  Dividends payable                                        56,177                -          56,177               -
  Current portion of long-term debt                             -               88              88         102,625
  Other current liabilities                               195,568            7,415         202,983         195,241
                                                      -----------      -----------     -----------     -----------
         Total current liabilities                        681,641           12,497         694,138         808,202
Unearned revenue                                          215,776                -         215,776         236,732
Long-term debt                                                  -          116,919         116,919         123,302
Other liabilities                                          77,477                -          77,477          55,628
                                                      -----------      -----------     -----------     -----------
         Total liabilities                                974,894          129,416       1,104,310       1,223,864
                                                      -----------      -----------     -----------     -----------

Stockholders' equity:
  Preferred stock, $0.0001 par value                            -                -               -               -
  Common stock, $0.0001 par value                              81                -              81              81
  Paid-in capital                                       6,361,910                -       6,361,910       6,324,971
  Retained earnings                                     1,537,360                -       1,537,360       1,297,289
  Accumulated other comprehensive (loss) income           (29,200)          58,969          29,769         (23,769)
                                                      -----------      -----------     -----------     -----------
       Total stockholders' equity                       7,870,151           58,969       7,929,120       7,598,572
                                                      -----------      -----------     -----------     -----------
       Total liabilities and stockholders' equity     $ 8,845,045      $   188,385     $ 9,033,430     $ 8,822,436
                                                      ===========      ===========     ===========     ===========

(a) Deferred tax assets and liabilities are not allocated to the Company's segments. Net deferred tax assets and liabilities, if any, of subsidiaries that are consolidated by QSI are reflected as QSI assets and liabilities.

QUALCOMM Announces First Quarter Fiscal 2004 Results               Page 16 of 16

                              QUALCOMM INCORPORATED
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                    THREE MONTHS ENDED
                                              -----------------------------
                                              DECEMBER 28,     DECEMBER 29,
                                                  2003             2002
                                              ------------     ------------
Revenues:
  Equipment and services                      $   888,493      $   857,463
  Licensing and royalty fees                      353,604          239,706
                                              -----------      -----------
                                                1,242,097        1,097,169
                                              -----------      -----------

Operating expenses:
  Cost of equipment and services revenues         408,531          388,001
  Research and development                        149,938          112,479
  Selling, general and administrative             136,889          147,999
  Amortization of acquisition-related
    intangible assets                               2,875            1,972
  Other                                            33,624                -
                                              -----------      -----------
Total operating expenses                          731,857          650,451
                                              -----------      -----------

Operating income                                  510,240          446,718

Interest expense                                   (8,568)          (6,881)
Investment income (expense), net                   37,909          (50,588)
                                              -----------      -----------
Income before income taxes                        539,581          389,249
Income tax expense                               (187,288)        (147,915)
                                              -----------      -----------
Net income                                    $   352,293      $   241,334
                                              ===========      ===========

Net earnings per common share:
  Basic                                       $      0.44      $      0.31
                                              ===========      ===========
  Diluted                                     $      0.43      $      0.30
                                              ===========      ===========

Shares used in per share calculations:
  Basic                                           800,365          783,280
                                              ===========      ===========
  Diluted                                         827,030          815,475
                                              ===========      ===========

Dividends per share                           $      0.14      $         -
                                              ===========      ===========